Exhibit 99.1

1st Security Bank Announces the Promotions of Sean McCormick and Robert Nesbitt to Executive Vice President roles.
Mountlake Terrace, WA, May 20, 2024 – FS Bancorp, Inc. (NASDAQ: FSBW), the holding company for 1st Security Bank of Washington (“1st Security” or “Bank”) announced today the promotions of Sean McCormick and Robert Nesbitt to the positions of Chief Credit Administration Officer and Chief Credit Operations Officer of the Bank, respectively.

Sean McCormick will assume the role of Chief Credit Administration Officerand will have primary responsibility for overseeing the Bank’s credit strategy, credit risk, and financial analysis of the Bank’s loan portfolios. Sean brings a tremendous amount of institutional knowledge to this role, having spent 11 years working directly under Rob Fuller, the long time, and recently retired former Chief Credit Officer of the Bank.

Sean joined 1st Security Bank as a Commercial Credit Analyst in 2011. In 2023, he was promoted to SVP Director of Credit Administration. He has been instrumental in the prudent growth and expansion of the Bank’s loan portfolios and the Bank’s credit risk mitigation efforts. Sean holds a BA in Finance from the University of Washington and graduated from the American Bankers Association Stonier Graduate School of Banking. He received a leadership certificate from the Wharton Executive Education Program in 2022. Sean continues to volunteer with the Stonier Graduate School of Banking as a mentor for third year students. He is also a member of the Finance Committee for the Master Builders Association of King and Snohomish counties.
In addition, Robert Nesbitt has been named Chief Credit Operations Officer for the Bank in charge of its commercial credit operations. Robert has been in the commercial banking industry for 25 years, focusing on commercial and industrial lending and commercial real estate lending at both regional and large community banks. Robert joined 1st Security in 2017 as VP Commercial Lending Relationship Manager and has been actively involved in helping build the Bank’s highly successful commercial lending team.

Robert holds a BA in History from the University of Tennessee and an MBA from the University of Chicago. He volunteers with Food Lifeline and is an active member of the Association of General Contractors and the Community Association Institute.

“1st Security Bank is extremely fortunate to have two individuals of Sean and Robert’s caliber lead our credit strategy, credit risk, and commercial loan operations. Together they have over 40 years of experience and have both been strategic and inspiring leaders, highly respected by their peers at building connections throughout the Bank,” said Joe Adams, Chief Executive Officer. “With their combined experience and complementary leadership styles, they will partner to provide best in class service to our customers and position the Bank for future growth and success in Washington and Oregon.”
About 1st Security Bank of Washington
1st Security Bank, member FDIC and Equal Housing Lender, provides loan and deposit services to customers at its twenty-seven branches across Washington and Oregon, with mortgage services at each branch as well as lending offices in the Pacific Northwest. For more information visit 1st Security Bank’s website at www.fsbwa.com.

Note Regarding Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate", "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that 1st Security expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the Securities and Exchange Commission reports of FS Bancorp, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

MEDIA CONTACT
Camberly Gilmartin
AVP, Marketing Manager 1st Security Bank
camberly.gilmartin@fsbwa.com